Exhibit 4.80

Equity Interest Pledge Agreement

(English translation)

This Equity Interest Pledge Agreement (this “Agreement”) is entered into as of the date of August 13, 2021 by and between the following parties in Foshan, the People’s Republic of China (the “PRC”):

Party A:	Zhuhai Hengqin Bright Scholar Management Consulting Co., Ltd., a wholly foreign-owned enterprise duly established and validly registered under the laws of the PRC, whose unified social credit code is 91440400MA4W6P9G26 and whose registered address is Suite 1402-A, No. 128 Xingsheng First Road, Hengqin New Area, Zhuhai.

Party B:	Meirong Yang, P.R.C. citizen, Identity Number:

Wenjie Yang, P.R.C. citizen, Identity Number:

Party C:	Foshan Zhiliang Education Technology Co., Ltd., a company with limited liabilities duly established and validly registered under the laws of the PRC, whose unified social credit code is 91440606 MA56YQMP21 and whose registered address is at F5-10, 5/F, Country Garden Center, No.1 Country Garden Avenue, Beijiao Country Garden Community, Shunde District, Foshan City, Guangdong Province (address declared)

(Each of Party A, Party B and Party C, a “Party”, and collectively, the “Parties”.)

WHEREAS,

(1)	Party A, Party B and Party C and Party C’s subsidiaries and/or subsidiary schools (the “Party C Subsidiaries”) have executed the agreements listed in Appendix I (the “Main Agreements”);

(2)	Party B collectively owns 100% of the equity interests of Party C in total, and Party B plans to pledge the equity interest in Party C it owns to Party A unconditionally, as a security for the performance of the obligations by Party B, Party C and Party C Subsidiaries under the Main Agreements, and Party A agrees to accept such security (the “Pledge”).

NOW THEREFORE, Party A, Party B and Party C through mutual negotiations hereby enter into this Agreement based upon the following terms:

1.	Pledge

Party B agrees to pledge its equity interests in Party C (the “Pledged Equity Interests”) to Party A unconditionally and irrevocably, as a security for the performance of the obligations by Party B, Party C and Party C Subsidiaries under the Main Agreements.

2.	Scope of Pledge

The scope of the Pledge under this Agreement includes all obligations of Party B, Party C and Party C Subsidiaries under the Main Agreements (including but not limited to any amounts, assets, penalties, damages etc. payable but not paid to Party A), any fees for exercising the creditor’s rights and the Pledge right, and any other related expenses, and shall not be limited to the amounts of secured creditor’s right as recorded in Industrial and Commercial authority.

3.	Term and Dissolution of Pledge

3.1	The Pledge under this Agreement shall be effective from the date of registration of the Pledge with competent Industrial and Commercial authorities to the date on which the Main Agreements are completely performed, invalidated, or terminated (the later date shall prevail). During the term of Pledge, if Party B, Party C, and any of Party C Subsidiaries fail to perform any of their obligations under the Main Agreements, or in case of occurrence of any of the events provided in Article 6.1, Party A is entitled but not obligated to dispose the Pledged Equity Interests in accordance with the provisions of this Agreement.

3.2	When all Main Agreements are entirely performed or terminated or become invalid (the later date shall prevail) and Party B, Party C and any of Party C Subsidiaries fully and entirely perform obligations under Main Agreements and pay off all secured debts, Party A shall rescind the Pledge under this Agreement according to Party B’s request, and assist Party B to deregister the Pledge recorded in Shareholders’ Book of Party C and registered with the competent Industrial and Commercial authority. All fees and expenses arising from such deregistration of the Pledge shall be borne by Party C.

4.	Registration of Pledge and Retention of Equity Interest Record

4.1	Party B and Party C undertake that, Party B and Party C shall: (i) on the date of the execution of the Agreement, record the Pledge under this Agreement on the Shareholders’ Book of Party C according to Appendix II and the Shareholders’ Book with the Pledge recorded shall be kept by Party A; and (ii) within thirty (30) business days after the execution of this Agreement or other practically shortest period, register the Pledged Equity Interests with relevant Industrial and Commercial authority and obtain evidencing documents of such registration. Without limitation to any provision of this Agreement, during the effective period of this Agreement the Shareholders’ Book of Party C shall always be in the custody of Party A or any agent designated by Party A, unless any necessary registration or alteration procedures are required to be fulfilled in the operation of Party C or Party C’s Subsidiaries.

4.2	Party B and Party C further undertake that after the execution of this Agreement, Party B may make capital increase to Party C with the prior consent of Party A provided that any capital increase by Party B to Party C constitutes an integrated part of the Pledged Equity Interests of this Agreement. Party B and Party C shall make necessary modification to the Shareholders’ Book and capital contribution of relevant companies and conduct the pledge registration procedures according to Article 4.1 after the completion of the relevant capital increase.

4.3	All fees and expenses related to this Agreement, including but not limited to registration fee, cost, stamp tax or any other taxes, expenses shall be borne by Party A according to relevant laws and regulations.

4.4	During the term of Pledge stipulated by this Agreement, Party B shall deliver the capital contribution certificate to Party A within one (1) week after the execution of this Agreement. Party A shall keep the capital contribution certificate within the entire term of Pledge. Within the term of Pledge, Party A is entitled to collect the dividends of the Pledged Equity Interests.

5.	Covenants and Warranties of Party B and Party C

Party B and Party C hereby jointly and severally covenant and warrant to Party A as follows:

5.1	Party B is the lawful owner of the Pledged Equity Interests and there is no dispute or potential dispute concerning the ownership of such equity interests. Party B has the right to dispose such equity interests or any part thereof without any restrictions by any third party.

5.2	Except for the Pledge provided hereunder and in the Exclusive Call Option Agreement executed by relevant parties, Party B has not established any other pledge or other interests of any third party over the Pledged Equity Interests.

5.3	Party B and Party C fully understand the contents of this Agreement and the execution of the Agreement by Party B and Party C is based on true and free will. Party B and Party C have taken all necessary measures and obtained all necessary internal authorization to execute and perform this Agreement, signed all necessary documents and obtained all approvals and consents from the government and third party (if applicable) to make sure the Pledge under the Agreement is lawful and valid.

5.4	Either the execution of this Agreement or the performance of obligations under this Agreement will not (i) conflict with, breach or violate any applicable PRC law,(ii) conflict with any organizational documents of Party C, (iii) conflict with, breach or violate any contract, document to which it is a Party or it is bound with; (iv) violate any license or permit granted to it and/or violate any condition to maintain the validity of any license or permit granted to it; or (v) cause any license or permit granted to it be terminated, rescinded or have conditions imposed.

5.5	During the effective period of this Agreement, Party B shall not transfer or assign the Pledged Equity Interests, authorize any rights relating to the Pledged Equity Interests to any third party, or create or permit to be created any security or other interests which may have an adverse effect on the rights or benefits of the Party A without prior written consent of Party A.

5.6	During the effective period of this Agreement, Party B and Party C shall abide by and implement all relevant PRC laws and regulations concerning the pledge of rights, and in the event Party B and Party C receive any notice, order or suggestion from competent authorities concerning the Pledged Equity Interests and/or the Pledge hereunder, Party B and Party C shall timely notify and show Party A of such notice or order within five (5) business days upon receipt thereof.

5.7	Party B and Party C shall not conduct or permit to be conducted anything that shall damage the value of the Pledged Equity Interests or the Pledge right of Party A. Party B and Party C shall notify Party A of any events that may influence the value of the Pledged Equity Interests or the Pledge right of Party A within five (5) business days after its knowledge of such events.

5.8	The Pledge under this Agreement shall remain fully effective during the effective period of the Agreement, and shall not be influenced by liquidation, lost of capacity, change of organization or status, any capital offset among the Parties or any other events.

5.9	For the purpose of performance of this Agreement, Party A is entitled to dispose the Pledged Equity Interests in accordance with the provision of this Agreement. Party A’s exercise of such right shall not be interrupted or jeopardized by Party B and Party C, their successors or agents, or any other persons by way of legal proceedings.

5.10	In order to ensure and consummate the security provided by this Agreement over the obligations of Party B, Party C and Party C Subsidiaries under the Main Agreements, Party B and Party C shall faithfully sign and cause any third party who is beneficially related to the Pledged Equity Interests to sign all certificates and agreements in connection with the performance of the Agreement, and/or cause such third party to take any measures required by Party A and provide convenience to Party A concerning the exercise of the Pledge right hereunder.

5.11	In order to protect the interests of Party A, Party B and Party C shall abide by and perform all warranties, covenants, agreements, representations and conditions. In the event Party B and/or Party C failed to do so and resulted in damages to Party A, Party B and/or Party C shall indemnify Party A for all of such damages and losses.

6.	Events of Default and Exercise of the Pledge Right

6.1	In case of any of the following events (“Events of Default”) which shall be permitted by relevant PRC’s laws and regulations, Party A may require Party B or Party C to perform all the obligations under this Agreement and the Pledge rights under the Agreement may be exercised immediately:

(a)	Party B or Party C violates its covenants and warranties under this Agreement, or any covenants and warranties made by Party B in this Agreement are seriously untrue;

(b)	Party B, Party C or Party C Subsidiaries violate any of its obligations or covenants and warranties under the Main Agreements, or any covenants and warranties made by Party B or Party C in the Main Agreements are seriously untrue;

(c)	Any obligation of Party B or Party C or Party C Subsidiaries under this Agreement is regarded as illegal or void;

(d)	The termination of business or dissolution of Party C or its Subsidiaries, or the termination of business, dissolution or bankruptcy of Party C or its Subsidiaries by any order;

(e)	Party B and/or Party C and/or Party C Subsidiaries are involved in any disputes, litigations, arbitrations, administrative procedures or any other legal procedures or administrative query, actions or investigations that deemed reasonably to have material adverse effect on the following events: (i) the capacity of Party B to perform its obligations under this Agreement or the Main Agreements, or (ii) the capacity of Party C or any of its Subsidiaries to perform its obligations under this Agreement or the Main Agreements;

(f)	Any other events of the disposal of the Pledged Equity Interest according to applicable laws and regulations.

6.2	In case of any of the aforesaid Events of Default, Party A or the third party designated by Party C may exercise its Pledge right by purchasing, designating any other party to purchase, auctioning, or selling all or part of the Pledged Equity Interests. Party A may exercise such Pledge right without exercising any other security rights, or take any other measures or proceedings or take any other action for remedies of breach of this Agreement against Party B and/or Party C any other parties.

6.3	Upon request by Party A, Party B and Party C shall take all the lawful and appropriate measures to ensure the exercise of the Pledge right by Party A. For such purpose, Party B and Party C shall sign all appropriate documents and materials, and take all proper measures requested by Party A.

7.	Transfer or Assignment

7.1	Party B and Party C have no right to transfer or assign the rights and obligations under this Agreement without the prior written consent from Party A, except that Party A acquires the Pledged Equity Interests directly or indirectly according to the Exclusive Call Option Agreement.

7.2	The Agreement shall be binding upon the Party B and its successors and be effective upon Party A and its successors and assignees.

7.3	Party A may transfer or assign all and any of its rights and obligations under the Main Agreements to any person (natural or legal person) it designates. In this case, the assignee shall enjoy and undertake the same rights and obligations herein of Party A as if the assignee is a party hereto. Upon Party A’s transfer or assignment of the rights and obligations under the Main Agreements and at Party A’s request, Party B and/or Party C or any of Party C Subsidiaries shall execute relevant agreements and/or documents with respect to such transfer or assignment, including but not limited to executing a new equity interest agreements, the format and contents of which shall be the same with this Agreement, with the assignee.

7.4	Subsequent to an assignment or transfer by Party A, the new parties to the Pledge shall re-execute a pledge contract. Party B and Party C shall provide assistance to the assignee with respect to the registration procedures of the Pledge.

8.	Confidentiality

This Agreement and all clauses hereof shall be confidential information and shall not be disclosed to any third party except for high-ranking officers, directors, employees, agents or professional consultants of the Parties or their affiliates. This clause shall not apply in the event parties hereto are required by relevant laws or regulations or relevant Securities Transaction Authorities to disclose information relating to this Agreement to any governmental authorities, the public or the shareholders, or file this Agreement with relevant authorities for record.

This clause shall survive any modification, dissolution, or termination of this Agreement.

9.	Liabilities for Breach of Agreement

9.1	In the event any Party failed to perform any of its obligations under this Agreement, or made any untrue or inaccurate representations or warranties, such Party shall be liable for all the losses of other Parties for breach of the Agreement. This Article 9 shall not influence any other right of Party A under this Agreement.

9.2	This Article 9 shall survive any modification, recession or termination of this Agreement

10.	Force Majeure

Force Majeure means any event that cannot be anticipated at the time of the execution of the Agreement, and the occurrence of which cannot be avoided, controlled or conquered by any party of the Agreement, including but not limited to earthquake, typhoon, flood, fire, boycott, war or rebellion, epidemics (including relevant administrative measures and government actions), changes of existing laws, regulations and policies, etc.

The Party suffering such Force Majeure shall (i) notify the other parties by telegram, facsimile or other electronic means immediately after the occurrence of such Force Majeure and shall provide written documents evidencing the occurrence of such Force Majeure within fifteen (15) business days; (ii) in every instance, to the extent reasonable and lawful under the circumstances, use its best efforts to mitigate or remove the effect of such Force Majeure, and continue its performance of the Agreement after such effect is mitigated or removed.

11.	Change of Parties

In the event that Party B no longer possesses any shares of Party C, Party B shall no longer be deemed as a party of this Agreement. In the event that any third party becomes a shareholder of Party C, Party A and Party C shall make effort to cause such third party executing relevant legal documents and becoming one of Party B of this Agreement.

12.	Termination

Party B and/or Party C shall not terminate this Agreement without written consent of Party A.

Unless this Agreement is terminated subject to this Article 12, provided that Party B and Party C fully and completely perform all obligations under this Agreement and pay off all secured debts, Party A shall terminate the Pledge under this Agreement as soon as reasonable as required by Party B and coordinate with Party B to deregister recording of the Pledge in the Shareholders’ Book of Party C and complete the deregistration process with Industrial and Commercial authority.

13.	Miscellaneous

13.1	This Agreement and any related matters shall be governed by and construed in accordance with the PRC laws. All disputes arising out of or in connection with this Agreement shall be conciliated friendly by and between the Parties. When the disputes could not be solved by conciliation, such disputes may be submitted to the China International Economic and Trade Arbitration Commission by any Party and shall be finally settled under the Rules of Arbitration of the China International Economic and Trade Arbitration Commission by arbitrators appointed in accordance with rules then effective of such arbitration. The arbitration award shall be final. The place of arbitration shall be in Beijing. The language used in arbitration shall be Chinese. The Parties hereto shall continue to perform their obligations and exercise their rights hereunder except for those in dispute. The validity of this Article 13.1 shall not be influenced by the modification, rescission and termination of this Agreement.

13.2	This Agreement becomes effective on the date of execution by all Parties and the Pledge hereunder are established on the date of the registration of such Pledge with the competent Industrial and Commercial authority. Unless Party A exercises the Pledge right according to this Agreement during the effective term of this Agreement, this Agreement terminates when all the obligations under the Main Agreements are completely fulfilled, or becomes invalid, or terminated, or when any written agreements concerning the termination of this Agreement is reached by the Parties (the later date shall prevail).

13.3	This Agreement shall be performed within the scope stipulated by laws. In the event any article or any part of an article of this Agreement is deemed as illegal, invalid or unenforceable by any competent authority or court, such illegality, invalidity or unenforceability shall not affect the validitly of other articles of this Agreement or other part of such article. Parties shall make their best effort to modify such illegal, invalid or unenforceable articles to achieve the purpose of the original articles.

13.4	This Agreement is made in Chinese and executed in six (6) counterparts, and each of Party A, Party B and Party C holds one counterpart, the rest ones shall be submitted to relevant Industrial and Commercial authorities for filing and registration or kept by Party A.

13.5	Upon the execution of this Agreement, this Agreement shall supersede and replace any promise, memorandum, agreement and any other document concerning the matters involved in this Agreement.

13.6	Any modification of this Agreement shall be made in a written form and shall only become effective upon the signature by all Parties of the Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Equity Interest Pledge Agreement to be executed as of the date first above written.

Party A: Zhuhai Hengqin Bright Scholar Management Consulting Co., Ltd.

(Seal) Zhuhai Hengqin Bright Scholar Management Consulting Co., Ltd. Affixed

By:	/s/ Meirong Yang
Name:	Meirong Yang
Title:	Legal Representative

IN WITNESS WHEREOF, the Parties have caused this Equity Interest Pledge Agreement to be executed as of the date first above written.

Party B: Meirong Yang

By:	/s/ Meirong Yang
Name:	Meirong Yang

IN WITNESS WHEREOF, the Parties have caused this Equity Interest Pledge Agreement to be executed as of the date first above written.

Party B: Wenjie Yang

By:	/s/ Wenjie Yang
Name:	Wenjie Yang

IN WITNESS WHEREOF, the Parties have caused this Equity Interest Pledge Agreement to be executed as of the date first above written.

Party C: Foshan Zhiliang Education Technology Co., Ltd.

(Seal) Foshan Zhiliang Education Technology Co., Ltd. Affixed

By:	/s/ Meirong Yang
Name:	Meirong Yang
Title:	Legal Representative

Appendix I List of Main Agreements

1.	Exclusive Call Option Agreement entered into by and among Zhuhai Hengqin Bright Scholar Management Consulting Co., Ltd., Meirong Yang, Wenjie Yang, and Foshan Zhiliang Education Technology Co., Ltd. as of August 13, 2021

2.	Supplemental Agreement to the Exclusive Management Services and Business Cooperation Agreement entered into by and among Zhuhai Hengqin Bright Scholar Management Consulting Co., Ltd., Meirong Yang, Wenjie Yang, and Foshan Zhiliang Education Technology Co., Ltd. and other relevant parties as of August 13, 2021

3.	Supplementary Power of Attorney executed by Meirong Yang as of August 13, 2021

4.	Supplementary Power of Attorney executed by Wenjie Yang as of August 13, 2021

5.	Power of Attorney executed by Foshan Zhiliang Education Technology Co., Ltd. as of August 13, 2021

Appendix II Shareholders’ Book

Shareholders’ Book of Foshan Zhiliang Education Technology Co., Ltd.

Name of Shareholders	Amounts of Capital Contribution (RMB)	Proportion of Capital Contribution	Equity Interest Pledge
Meirong Yang	950,000	95%	the 95% equity interest has been pledged to Zhuhai Hengqin Bright Scholar Management Consulting Co., Ltd.
Wenjie Yang	50,000	5%	the 5% equity interest has been pledged to Zhuhai Hengqin Bright Scholar Management Consulting Co., Ltd.

Company: Foshan Zhiliang Education Technology Co., Ltd.

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